EXPENSE LIMITATION AGREEMENT

        THIS EXPENSE LIMITATION AGREEMENT is made as of the 31st day of December, 1999 by and between BT PYRAMID MUTUAL FUNDS, a Massachusetts Business trust (the "Trust"), CASH MANAGEMENT PORTFOLIO and EQUITY 500 INDEX PORTFOLIO, each a New York trust (a "Portfolio Trust"), and BANKERS TRUST COMPANY, a New York corporation (the "Adviser"), with respect to the following:

        WHEREAS, the Adviser serves as BT Pyramid Mutual Funds' Investment Adviser pursuant to an Investment Advisory Agreement dated June 4, 1999; the Adviser serves as the Investment Adviser to Cash Management Portfolio and Equity 500 Index Portfolio pursuant to Investment Advisory Agreements dated June 4, 1999 and the Adviser serves as the Trust's Administrator pursuant to an Administration and Services Agreement dated October 28, 1992, as amended, (collectively, the "Agreements"); and

        NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. The Adviser agrees to waive its fees and reimburse expenses for period from December 31, 1999 to April 30, 2001 to the extent necessary so that each Fund's total annual operating expenses do not exceed the percentage of average daily net assets set forth on Exhibit A.

2. Upon the termination of the Investment Advisory Agreement or the Administration Agreement, this Agreement shall automatically terminate.

3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                               ON BEHALF OF THE TRUST AND
                                               PORTFOLIO TRUSTS LISTED BELOW:

                                               BT PYRAMID MUTUAL FUNDS
                                               CASH MANAGEMENT PORTFOLIO
                                               EQUITY 500 INDEX PORTFOLIO

Attest:         /s/ Amy M. Olmert              By:    /s/ Daniel O. Hirsch
                --------------------                  --------------------------
Name:           Amy M. Olmert                  Name:  Daniel O. Hirsch
                                               Title: Secretary

                                               BANKERS TRUST COMPANY

Attest:         /s/ Amy M. Olmert              By:    /s/ Ross Youngman
                --------------------                  --------------------------
Name:           Amy M. Olmert                  Name:  Ross Youngman
                                               Title: Managing Director

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                                    EXHIBIT A

                                   Total Fund Operating Expenses
Fund                               (as a percentage of average daily net assets)
----                               ---------------------------------------------


BT Investment Money Market Fund                   0.35%
Equity 500 Index Fund                             0.25%